Exhibt 99.1

FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs
414-347-3706

SENSIENT ANNOUNCES CHANGES IN PAY PRACTICES

MILWAUKEE, WI – October 21, 2013 – Sensient Technologies Corporation (NYSE: SXT) announced today that its Board of Directors has approved changes to the Company’s annual incentive compensation plan and long term incentive plan for elected officers.  The changes, which are in response to shareholder feedback, are intended to create an enhanced linkage of executive pay and company performance.

Under the revised compensation practices, 50% of Sensient’s equity grants to elected officers in 2013 will consist of performance units, the ultimate value of which will be determined based on the achievement of pre-established performance goals.  For the 2013 grant, the performance goals will be determined based on performance over a two year period compared to the weighted average of two performance metrics – EBIT growth (70% weight) and return on invested capital (30% weight).  Prior to these changes, the Company’s equity grants have historically consisted of time vested restricted shares.

In addition to introducing performance based equity awards, Sensient has also made significant changes to its annual cash incentive plan for elected corporate officers.  Beginning in 2014, the annual incentive plan for elected corporate officers will be determined and paid based on a weighted average of the Company’s achievement of three performance goals – earnings per share (50% weight), gross profit as a percentage of revenue (30% weight) and cash flow (20% weight).

These changes to the Company’s compensation practices are in response to shareholder feedback received during meetings that took place during the 2013 proxy season.  During these discussions, shareholders indicated a desire to see more meaningful weight assigned in the Company’s incentive programs to targets other than earnings per share.  Shareholders also expressed a desire to see a portion of the Company’s equity awards tied to achievement of pre-established performance goals so that the ultimate compensation realized by an executive is more closely tied to company performance.

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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